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                                                              Exhibit 99(d)(3)

                                 [HOULIHAN LOGO]

                     HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL
                               INVESTMENT BANKERS

                                  WWW.HLHZ.COM




November 29, 2001



Mr. Yariv Alroy
Co President
SHL Telemedicine Ltd.
90 Igal Alon St.
Tel-Aviv 67891
Israel

Dear Mr. Alroy:

We have advised you that Houlihan Lokey Howard & Zukin Capital ("HLHZ") has been retained by a Special Committee of the Board of Directors (the "Committee") of Raytel Medical Corporation (the "Company") to explore the possible sale of all or part of the Company. You have expressed interest in the possibility or such a transaction ("Transaction") involving the Company and have requested oral and written information concerning the Company's business, assets, financial condition, operations and prospects. As a condition to our furnishing on behalf of the Company such information to you and your directors, officers, employees, agents, advisors or affiliates (including, without limitation, attorneys, accountants, consultants, financial advisors, equity holders, prospective lenders, financial partners or prospective investors) (collectively, "Representatives"), you agree to treat confidentially such information and any other information relating to the Company which the Company, HLHZ or any of the Company's representatives or agents furnish to you or your Representatives in any medium or to which you or your Representatives are afforded access (collectively, the "Evaluation Material").

The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon or derived from, in whole or in part, directly or indirectly, the information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives,
(ii) is or becomes available to you on a non-confidential basis from a source other than the Company, HLHZ or any of the Company's representatives or agents, provided that the source of such information was not known to you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, or (iii) can be reasonably demonstrated to have been in your possession prior to its being furnished to you or your Representatives by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information. You agree that the Evaluation Material shall be kept confidential by you


        LOS ANGELES 1930 Century Park West  Los Angeles, California 90067
                       tel.310.553.8871 fax.310.553.2173
          LOS ANGELES NEW YORK CHICAGO SAN FRANCISCO WASHINGTON, D.C.
                  MINNEAPOLIS DALLAS ATLANTA TORONTO HONG KONG
     Broker / Dealer services through Houlihan Lokey Howard & Zukin Capital.

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Mr. Yariv Alroy, Co President
SHL Telemedicine Ltd.
November 29, 2001
Page 2

and your Representatives and shall not, without the prior written consent of the Company, be disclosed by you or your Representatives in any manner whatsoever, in whole or in part, or used by you or your Representatives, directly or indirectly, other than for the purpose of evaluating a Transaction. The Evaluation Material shall not, without the prior written consent of the Company, be disclosed to any person or entity other than your Representatives who need to know such information for the purpose of evaluating a Transaction, who are informed by you of the confidential nature of the Evaluation Material and who agree to be bound by this letter agreement. In addition, you will not, and will direct your Representatives who are aware of your investigation of the Company not to, disclose to any person that the Company is contemplating a sale, that discussions or negotiations are taking place concerning a possible Transaction between you and the Company, or any of the terms, conditions or other information with respect to any such possible Transaction including the status thereof. Under no circumstances should the Company or any of its employees, customers, suppliers, competitors or lenders be contacted directly without the consent of the Company or HLHZ. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

If you or any of your Representatives are required by law to disclose Evaluation Material, you shall provide the Company with prompt written notice thereof, unless prohibited by law, so that the Company may seek a protective order or other appropriate remedy and shall cooperate with the Company in obtaining the same. You will furnish only that portion of the Evaluation Material which is, upon the advice of counsel, legally required. You will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the disclosed Evaluation Material.

You acknowledge and agree that the Committee reserves the right, in its sole and absolute discretion, to reject any or all proposals and to terminate discussions and negotiations regarding a Transaction with you at any time. The Committee reserves the right to negotiate with one or more prospective purchasers at any time and to enter into agreements with respect to transactions involving the Company without prior notice to you or any other party.

Title to the Evaluation Material shall remain in the Company. At any time upon the request of the Committee or HLHZ, you shall promptly redeliver to the Company all written material containing or reflecting any information contained in the Evaluation Material (including all copies, extracts or other reproductions) and agree to destroy all documents, memoranda, notes and other writings whatsoever (including all copies, extracts or other reproductions), prepared by you or your Representatives based on the information contained in the Evaluation Material. You shall promptly confirm such destruction to the Company in writing. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

Although the Committee will endeavor to cause the Company to include in the Evaluation Material information which the Company believes relevant to the purpose of your investigation, you understand that none of the Committee, the Company, HLHZ, or any of their affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that none of the Committee, the Company, HLHZ, or any of their affiliates, agents or representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only

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Mr. Yariv Alroy, Co President
SHL Telemedicine Ltd.
November 29, 2001
Page 3

those representations or warranties which are made in a final definitive agreement regarding any Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. It is further understood that unless and until a final definitive agreement has been executed and delivered, neither you, HLHZ, the Company or its shareholders shall be under any legal or other obligation of any kind except for matters specifically agreed to in this letter.

You agree that for a period of one year from the date hereof you will not recruit or solicit to employ, recommend for employment, induce to leave employment or employ any officer or executive management personnel, or any other employee of the Company with whom you have had contact with respect to the Transaction, without first obtaining the prior written consent of the Company; provided that nothing contained herein shall prevent you from employing any person who responds to a general media advertisement or non-directed search inquiry, or who makes an unsolicited contact for employment.

You agree that, for a period of one year from the date of this agreement, unless such shall have been specifically invited in writing by the Company, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) or Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate ) in a "group" (as defined under the 1934 Act) in connection with any securities of the Company, (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) or to take any action to require you or the Company to make a public announcement regarding the possibility of a business combination, merger, sale of securities or similar transaction.

You further acknowledge that you are (i) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) familiar with the 1934 Act and the rules and regulations promulgated thereunder and agree that you will neither use, nor cause any third party to use, any Evaluation Materials in contravention of the 1934 Act or any such rules and regulations, including Rules 10b-5 and 14e-3.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you and that the Company would be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be

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Mr. Yariv Alroy, Co President
SHL Telemedicine Ltd.
November 29, 2001
Page 4

deemed to be the exclusive remedy for your breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company. You shall be responsible to pay or reimburse the Company and/or HLHZ for any reasonable attorneys' fees incurred by them in the event you breach this letter agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof. In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. You agree that any dispute under this letter agreement may be determined in the first instance by a court (Federal or state) of competent jurisdiction located within the State of California, and you hereby submit and consent to such court's exercise of jurisdiction.

This letter agreement shall be binding upon, and shall inure to the benefit of, you, HLHZ and the Company. This letter agreement may be assigned by the Company but not by you without the Company's prior written consent. This letter agreement contains the entire agreement between you and the Company concerning the confidentiality of the Evaluation Materials. No modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon the Company or you, unless approved in writing by each of you and the Company (or by HLHZ acting on its behalf). It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.



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Mr. Yariv Alroy, Co President
SHL Telemedicine Ltd.
November 29, 2001
Page 5


If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

Sincerely,

Houlihan Lokey Howard & Zukin Capital,
as Agent for the Committee



By:  /s/ JONATHAN S. HOWE
     ------------------------------------------------
     Name:  Jonathan S. Howe
     Title: Senior Vice President




Agreed and accepted this 29th day of November, 2001

SHL Telemedicine Ltd.



By:  /s/ YARIV ALROY
     -----------------------------------------------
     Name:  Yariv Alroy
     Title: Co-President







cc:  Mr. Erez Alroy, SHL Telemedicine Ltd.
     Mr. Erez Nachtomy, SHL Telemedicine Ltd.
     Mssrs. Andrew Freedman and Steven Suzzan, Fulbright & Jaworski LLP